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                                                                     EXHIBIT 4.3

                            STOCK PURCHASE AGREEMENT


        THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made as of the 3rd day of May, 2000 by and between APPLIED MOLECULAR EVOLUTION, INC., a Delaware corporation (the "Company"), and each of the persons or entities listed on Schedule A hereto (individually each, an "Investor", collectively the "Investors").

        THE PARTIES HEREBY AGREE AS FOLLOWS:

        1. Purchase and Sale of Stock.

        1.1 Restated Certificate. The Company shall adopt and file with the Secretary of State of the State of Delaware on or before the Closing (as defined below) the Restated Certificate of Incorporation in the form attached hereto as Exhibit A (the "Restated Certificate").

        1.2 Sale and Issuance of Series F Preferred Stock. Subject to the terms and conditions of this Agreement, each Investor agrees to purchase severally and not jointly at the Closing and the Company agrees to sell and issue to each Investor, severally and not jointly, at the Closing, that number of shares of the Company's Series F Preferred Stock set forth opposite each Investor's name on Schedule A for the purchase price of $4.50 per share.

        1.3 Closing.

        (a) Initial Closing. The initial purchase and sale of the shares of Series F Preferred Stock indicated on Part 1 of Schedule A shall take place at the offices of the Company at 3520 Dunhill Street, San Diego, California, at 10:00 a.m. on May 3rd, 2000 the (the "Initial Closing"), or such other times and places as the Company and the Investors mutually agree upon, verbally or in writing. At the Closing the Company shall deliver to each Investor a certificate representing the Series F Preferred Stock which such Investor is purchasing against delivery to the Company by Investor of a bank check or bank wire equal to the amount of the purchase price set forth in Part of Schedule A hereto, payable to the Company's order.

        (b) Second Closing. The purchase and sale of the shares of Series F Preferred stock indicated in Part II of Schedule A hereto shall take place on or prior to June 15, 2000 (the "Second Closing") at the offices of the Company at a time and date as the Company and the Investors purchasing shares at the Second Closing mutually agreed upon, verbally or in writing. At the Second Closing the Company shall deliver to each Investor a certificate representing the Series F Preferred Stock which such investor is purchasing against delivery to the Company by Investor of a bank check or bank wire equal to the amount of the purchase price set forth in Part II of Schedule A hereto payable to the Company's order. For purposes of this Agreement the Initial Closing and Second Closing shall each be deemed a "Closing."

        2. Representations and Warranties of the Company. The Company hereby represents and warrants to each Investor that, except as set forth on the Schedule of Exceptions furnished to each Investor and specifically identifying the relevant subparagraph hereof, which exceptions shall be deemed to be representations and warranties as if made hereunder:



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        2.1 Organization, Good Standing and Qualification. The Company and each
Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The Company and each Subsidiary is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

        2.2 Capitalization. The authorized capital of the Company consists, or will consist prior to the Closing, of:

        (a) Preferred Stock. 14,055,110 shares of preferred stock (the "Preferred Stock"), of which 500,000 shares have been designated Convertible Preferred Stock, par value $.001 per share (the "Convertible Preferred Stock"), 1,062,802 shares have been designated Series A Preferred Stock, par value $.001 per share (the "Series A Preferred Stock"), 3,097,625 shares have been designated Series B Preferred Stock, par value $.001 per share (the "Series B Preferred Stock"), 4,375,000 shares have been designated Series C Preferred Stock, par value $.001 per share (the "Series C Preferred Stock"), 1,108,572 shares have been designated Series D Preferred Stock, par value $.001 per share (the "Series D Preferred Stock"), 1,666,667 shares have been designated Series E Preferred Stock, par value $.001 per share (the "Series E Preferred Stock") and 2,244,444 shares have been designated Series F Preferred Stock, par value
$.001 per share (the "Series F Preferred Stock"). Prior to the filing of the Restated Certificate, there are 500,000 shares of Convertible Preferred Stock, 1,062,802 shares of Series A Preferred Stock, 3,097,625 shares of Series B Preferred Stock, 4,271,125 shares of Series C Preferred Stock, 1,108,572 shares of Series D Preferred Stock and 1,600,000 shares of Series E Preferred Stock issued and outstanding and, based upon the Company's records, such outstanding shares of Convertible Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock are owned by the persons and in the numbers specified in the stockholder list made available to Investor upon request. The outstanding shares of Preferred Stock will be convertible immediately prior to the Initial Closing into an aggregate of 11,640,124 shares of Common Stock. The rights, preferences and privileges of the Convertible Preferred Stock, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock will be as stated in the Restated Certificate.

        (b) Common Stock. 27,296,832 shares of common stock (the "Common Stock"), of which 2,590,831 shares are issued and outstanding and, based upon the Company's records, are owned by the persons and in the numbers specified in the stockholder list made available to Investor upon request.

(c) Agreements for Purchase of Shares. Except for (i) the conversion privileges of the Convertible Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, (ii) the rights of Investor provided for in
Section 8.4, hereof, (iii) the rights of first offer provided for in Section 8.4 of the Stock Purchase Agreement dated as of October 6, 1989 between the Company and the investor listed in Schedule A thereto, as amended, (the "1989 Purchase Agreement") (iv) the rights of first offer provided for in Section 8.4 of the Stock Purchase Agreement dated as of March 7, 1990 between the Company and the investors listed on Schedule A



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thereto, as amended (the "Series A Agreement"), (v) the rights of first offer provided for in Section 8.4 of the Stock Purchase Agreement dated as of August 6, 1991 between the Company and the investors listed on Schedule A thereto, as amended and supplemented (the "Series B Agreement"), (vi) the rights of first offer provided for in Section 8.4 of the Stock Purchase Agreement dated as of February 19, 1993 between the Company and the investors listed on Schedule A thereto, as amended and supplemented (the "Series C Agreement"), (vii) the right of first offer provided for in Section 8.4 of the Stock Purchase Agreement dated as of June 8, 1993 between the Company and the investors listed on Schedule A thereto (the "Series D Agreement"), (viii) warrants to purchase 66,667 shares of Series E Preferred Stock, (ix) the options to purchase an aggregate of 1,798,628 shares of Common Stock granted to certain employees and consultants of the Company pursuant to the Company's 1992 Stock Plan and (x) the options to purchase an aggregate of 800,000 shares of common stock pursuant to he Company's 2000 Option Plan, there are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares of its capital stock.

        2.3 Subsidiaries. Except as set forth on the Schedule of Exceptions, the Company does not own or control, directly or indirectly, any interest in any other corporation, association, partnership or other business entity. The Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each of its Subsidiaries, there are no irrevocable proxies with respect to such shares and no equity securities of any of the Subsidiaries are or may become required to be issued by reason of any options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), stock appreciation rights, calls or commitments of any character whatsoever relating to shares of any capital stock of any Subsidiary, and there are no contracts or other agreements by which any Subsidiary is bound to issue additional shares of capital stock or any options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), stock appreciation rights, calls or commitments of any character whatsoever relating to such shares. All of such shares so owned by the Company are owned by it free and clear of any Liens with respect thereto. Except for shares of capital stock of the Company's Subsidiaries, the Company does not, directly or indirectly, own or control or have any capital or other equity interest or participation, or any interest convertible, exchangeable or exercisable for, any capital or other equity interest or participation in, nor is the Company, directly or indirectly, subject to any obligation or requirement to provide funds to or invest in, any person.

        2.4 Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Company hereunder and the authorization, issuance (or reservation for issuance) and delivery of the Series F Preferred Stock being sold hereunder and the Common Stock issuable upon conversion of the Series F Preferred Stock has been taken or will be taken on or prior to the Closing, and this Agreement constitutes a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, except as such may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally.



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        2.5 Valid Issuance of Preferred and Common Stock.

        (a) The Series F Preferred Stock which is being purchased by Investors hereunder, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and, based in part upon the representations of each Investor in this Agreement, will be issued in compliance with all applicable federal and state securities laws. The Common Stock issuable upon conversion of the Series F Preferred Stock purchased under this Agreement has been duly and validly reserved for issuance and, upon issuance and in accordance with the terms of the Restated Certificate will be duly and validly issued, fully paid and nonassessable.

        (b) The outstanding shares of Preferred Stock of the Company are duly and validly authorized, issued and outstanding, fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities laws. The outstanding shares of Common Stock of the Company are duly and validly authorized and issued, fully paid and nonassessable and were issued in compliance with all federal and state securities laws.

        2.6 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, local or provincial governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, except for any post-sale filings pursuant to applicable state securities laws, which filings will be effected within the applicable time periods.

        2.7 Litigation. There is no action, suit, proceeding or investigation pending or currently threatened against the Company or any of its subsidiaries listed in the Schedule of Exceptions (each a "Subsidiary") which questions the validity of this Agreement or the right of the Company to enter into it, or to consummate the transactions contemplated hereby, or which might result, either individually or in the aggregate, in any material adverse change in the assets, condition, affairs or prospects of the Company or any of the Subsidiaries, financially or otherwise, or any change in the current equity ownership of the Company, nor is the Company aware that there is any basis for the foregoing. The foregoing includes, without limitation, actions pending or threatened (or any basis therefor known to the Company) involving the prior employment of any of the Company's employees, their use in connection with the Company's or any of the Subsidiaries' business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. Neither the Company nor any of the Subsidiaries is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company or any Subsidiary currently pending or which the Company or any Subsidiary intends to initiate.

        2.8 Invention and Secrecy and Common Stock Purchase Agreements. Each key employee and key consultant of the Company and its Subsidiaries with access to the Company's proprietary information has executed an Employee's or Consultant's Invention and Proprietary Information Agreement, as the case may be, in substantially the form made available to Investors. The Company, after reasonable investigation, is not aware that any key employees or key consultants are in violation thereof, and the Company will use reasonable efforts to prevent



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any such violation. Each holder of Common Stock of the Company has entered into a Common Stock Purchase Agreement, in substantially the form made available to Investors.

        2.9 Patents and Trademarks. The Company and, each of the Subsidiaries, has sufficient title and ownership of all material patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes necessary for its business as now conducted and as proposed to be conducted without any conflict with or infringement of the rights of others. There are no outstanding options, licenses or agreements of any kind relating to the foregoing, nor is the Company or any of the Subsidiaries bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity, which options, licenses or agreements are material to the Company or any of the Subsidiaries or their respective business as now conducted and as proposed to be conducted. Neither the Company nor any Subsidiary has received any communications alleging that the Company or any Subsidiary has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. The Company is not aware that any of its or any Subsidiary's key employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such key employee's best efforts to promote the interests of the Company or of any Subsidiary, or that would conflict with the Company's or any Subsidiary's business as proposed to be conducted, which would, in the aggregate, be materially adverse to the Company. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business by the key employees of the Company, nor the conduct of the Company's business as proposed or of any Subsidiary, will, to the Company's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such key employees is now obligated, which conflict, breach or default would be materially adverse to the Company or any of the Subsidiaries. The Company does not believe it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by the Company.

        2.10 Compliance with Other Instruments. Neither the Company nor any of the Subsidiaries is in violation or default of any provisions of (i) its Restated Certificate or Bylaws or (ii) of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound or, to its knowledge, of any provision of federal or state statute, rule or regulation applicable to the Company or any Subsidiary, which violation or default under this clause (ii) would be materially adverse to the Company or any Subsidiary. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation or default pursuant to the clause (ii) of the preceding sentence or be in conflict with or constitute, with or without the passage of time and giving of notice, either such a violation or a default under any such provision, instrument, judgment, order, writ, decree or contract or an event which results in the creation of any material lien, charge or encumbrance upon any assets of the Company or any of the Subsidiaries, which violation, default, conflict or event would be materially adverse to the Company or any of the Subsidiaries.



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        2.11 Agreements; Action.

        (a) Except for the agreements explicitly contemplated hereby, there are no agreements, understandings or proposed transactions between (i) the Company and any of its officers, directors, affiliates or any affiliate thereof; or (ii) any of the Subsidiaries and any of the respective officers, directors, affiliates or any affiliates thereof.

        (b) There are no agreements, understandings, instruments, contracts or proposed transactions to which the Company or any Subsidiary is a party or by which it is bound which involve (i) obligations of, or payments to the Company or any Subsidiary in excess of, $50,000, other than obligations or liabilities of the Company or any Subsidiary for compensation under employment, advisor or consulting agreements, (ii) the license of any patent, copyright, trade secret or other proprietary right of the Company or any Subsidiary, or (iii) any other material agreement.

        (c) Neither the Company or any Subsidiary has (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or Series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $50,000 or in excess of $100,000 in the aggregate, other than obligations or liabilities of the Company or any Subsidiary for compensation under employment, advisor or consulting agreements, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses or (iv) since December 31, 1999, sold, exchanged or otherwise disposed of any of its material assets or rights, other than the sale of its inventory in the ordinary course of business.

        (d) Neither the Company nor any of its Subsidiaries is a party to and is not bound by any contract, agreement or instrument, or subject to any restriction under its Restated Certificate or Bylaws, which adversely affects in any material respect its business as now conducted or as proposed to be conducted, its properties, its financial condition or its prospects.

        (e) Neither the Company nor any of its Subsidiaries has engaged in the past three months in any discussion (i) with any representative of any corporation or corporations regarding the consolidation or merger of the Company with or into any such corporation or corporations, (ii) with any corporation, partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of the Company or a transaction or series of related transactions in which more than 50 percent of the voting power of the Company is disposed of, other than as contemplated by this Agreement or (iii) regarding any other form of liquidation, dissolution or winding up of the Company.

        2.12 Disclosure. The Company believes it has fully provided each Investor with all the information that each Investor has requested for deciding whether to purchase the Series F Preferred Stock and all information reasonably necessary to enable Investor to make such decision.

        2.13 Information. Neither this Agreement nor any other statements or certificates made or delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.



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        2.14 Registration Rights. Except as provided in Section 7 of this
Agreement, Section 7 of the Stock Purchase Agreement dated as of September 28, 1995 between the Company and the investor listed therein (the "Series E Agreement"), Section 7 of the 1989 Purchase Agreement, Section 7 of the Series A Agreement, Section 7 of the Series B Agreement, Section 7 of the Series C Agreement, Section 7 of the Series D Agreement, the Company has not granted or agreed to grant any registration rights, including piggy-back rights, to any person or entity. None of such other agreements impairs or conflicts with any of the rights granted to the Investors in Section 7 hereof. No other holder of Company securities has demand registration rights which, if exercised, would entitle the Investors only to piggyback registration rights.

        2.15 Corporate Documents. The Restated Certificate of Incorporation is in the form attached as Exhibit A and Bylaws of the Company are in the form made available to Investors.

        2.16 Title to Property and Assets. The Company and each Subsidiary owns its property and assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair the Company's or the Subsidiary's ownership or use of such property or assets. With respect to the property and assets it leases, the Company and each Subsidiary is in compliance with such leases and, to the best of its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances, which liens, claims or encumbrances would be materially adverse to the Company or any of the Subsidiaries.

        2.17 Employee Benefit Plans. Neither the Company nor any Subsidiary has any employee benefit plan described in section 3(2)(A) or section 3(2)(B) of the Employee Retirement Income Security Act of 1974.

        2.18 Tax Returns and Payments. The Company and each Subsidiary has filed all tax returns and reports as required by law. These returns and reports are true and correct in all material respects. The Company and each Subsidiary has paid all taxes and other assessments due prior to the time penalties would accrue thereon. The provision for taxes of the Company and each Subsidiary is adequate for taxes due or accrued as of the date thereof.

        2.19 Minute Books. The minute books of the Company and each Subsidiary made available to each Investor contain a complete summary of all meetings of directors and stockholders since the Company's and each Subsidiary's incorporation and reflect all transactions referred to in such minutes accurately in all material respects.

        2.20 Labor Agreements and Actions. Neither the Company nor any Subsidiary is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company or any Subsidiary. There is no strike or other labor dispute involving the Company or any Subsidiary pending, or to the knowledge of the Company threatened, which could have a material adverse effect on the assets, properties, financial condition, operating results or business of the Company (as such business is presently conducted and as it is proposed to be conducted), nor is the Company aware of any labor organization activity involving its or any Subsidiary's employees. The Company is not aware



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that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company or any Subsidiary, nor does the Company or any Subsidiary have a present intention to terminate the employment of any of the foregoing.

        2.21 Real Property Holding Company. Neither the Company nor any Subsidiary is a "United States real property holding corporation" (as that term is defined in Treasury Regulation section 1.897-2(b)). If at any time in the future the Company or any of the Subsidiaries shall become a "United States real property holding corporation," the Company shall, as promptly as practicable, notify each foreign investor. Within 30 days after receipt of a request from a foreign investor, the Company shall prepare and deliver to such foreign investor the statement required under Treasury Regulation section 1.897-2(h)(1) and, in the case of a disposition of an interest of the Company, either or both of the following documents: (i) an affidavit in conformance with the requirements of Internal Revenue Code of 1986, as amended ("IRC"), section 1445(b)(3), or (ii) a notarized statement, executed by an officer having actual knowledge of the facts, that the shares of Company stock held by such foreign investor are of a class that is regularly traded on an established securities market, within the meaning of IRC section 1445(b)(6). If the Company is unable to provide either of the documents described in (i) or (ii) above, if requested, it shall promptly notify such foreign investor in writing of the reasons for such inability. Finally, upon the request of a foreign investor and without regard to whether either document described in (i) or (ii) above has been requested, the Company shall cooperate fully with the efforts of such foreign investor to obtain a "qualifying statement," within the meaning of IRC section 1445(b)(4), or such other documents as would excuse a transferee of a foreign investor's interest from withholding of income tax imposed pursuant to IRC section 1445(a).

        2.22 Financial Statements. The Company and each Subsidiary has made available to each Investor its audited financial statements (balance sheet, statement of operations and statement of cash flows) at and for the fiscal year ended December 31, 1999 and its unaudited financial statements (balance sheet, statement of operations and statement of cash flows) at and for the three-month period ended March 31, 2000 (the "Financial Statements"). The Financial Statements are complete and correct in all material respects, subject, in the case of the unaudited financial statements, to normal year-end adjustments, and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the period indicated and are consistent with each other. The Financial Statements accurately set out and describe the financial condition and operating results of the Company and the Subsidiaries as of the dates, and for the periods, indicated therein, subject, in the case of the unaudited financial statements, to normal year-end adjustments. Except as set forth in the Financial Statements and the Schedule of Exceptions, the Company has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to March 31, 2000, and
(ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, individually or in the aggregate, are not material to the financial condition or operating results of the Company. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

        2.23 Voting Arrangements. Except as provided in Section 5.5 hereof,
Section 5.6 of the 1989 Purchase Agreement, Section 5.6 of the Series A Agreement, Section 5.6 of the



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Series B Agreement, Section 5.6 of the Series C Agreement, Section 5.6 of the
Series D Agreement and Section 5.6 of the Series E Agreement, to the Company's knowledge, there are no outstanding stockholder agreements, voting trusts, proxies or other arrangements or understandings among the stockholders of the Company relating to the voting of their respective shares. None of such other agreements impairs or conflicts with any of the rights granted to the Investors in Section 5.5 hereof.

        2.24 Qualified Small Business Stock.

        (a) The Company is a domestic C corporation for federal income tax purposes, and the aggregate gross assets (cash plus the adjusted tax basis of other property) of the Company does not, and at all times on or after August 10, 1993 did not, exceed $50 million. For purposes of this Section 2.24(a), (x) the adjusted tax basis of property contributed to the Company (or of other property the basis of which is determined by reference to the basis of property so contributed) shall be determined as if the basis of the contributed property immediately after its contribution to the Company were its fair market value at that time and (y) all corporations that are members of a "parent-subsidiary controlled group" within the meaning of section 1202(d)(3) of the Code of which the Company is also a member (a "Company Group") shall be treated as though such corporations and the Company together constitute one corporation.

        (b) The Company is not (i) a corporation having (or with a direct or indirect subsidiary having) an election under section 936 of the Code (relating to possession corporations) in effect, (ii) a regulated investment company,
(iii) a real estate investment trust, (iv) a real estate mortgage investment conduit, (v) a financial asset securitization investment trust, or (vi) a cooperative.

        (c) Since the date that is one year prior to the issuance of the Securities (the "Redemption Measurement Date"), the Company has not redeemed or repurchased shares of its stock having an aggregate value (at the time of purchase) in excess of five percent (5%) of the value of all the Company's outstanding stock on the Redemption Measurement Date (excluding repurchases upon death, disability, mental incapacity, or divorce of a shareholder if the requirements of Treasury Regulation section 1.1202-2(d) are met).

        3. Representations and Warranties of Investors. Each Investor hereby represents and warrants that:

        3.1 Authorization. This Agreement constitutes its valid and legally binding obligation.

        3.2 Purchase Entirely for Own Account. This Agreement is made with Investor in reliance upon Investor's representation to the Company, which by Investor's execution of this Agreement Investor hereby confirms, that the Series F Preferred Stock to be received by Investor and the Common Stock issuable upon conversion thereof (collectively, the "Securities") will be acquired for investment for Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Investor further represents that Investor does not have any contract, undertaking,



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

agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities. Investor represents that it has full power and authority to enter into this Agreement.

        3.3 Disclosure of Information. Investor believes that it has received all the information it considers necessary or appropriate for deciding whether to purchase the Series F Preferred Stock. Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Series F Preferred Stock. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement.

        3.4 Investment Experience. Investor is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Series F Preferred Stock. Investor also represents that it has not been organized solely for the purpose of acquiring the Series F Preferred Stock.

        3.5 Restricted Securities. Investor understands that the shares of Series F Preferred Stock it is purchasing are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, as amended (the "Securities Act"), only in certain limited circumstances. In this connection Investor represents that it is familiar with Securities and Exchange Commission (the "SEC") Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

        3.6 Further Limitations on Disposition. Without in any way limiting the representations set forth above, Investor further agrees not to make any disposition of all or any portion of the Series F Preferred Stock (or the Common Stock issuable upon the conversion thereof) unless and until:

        (a) There is then in effect a Registration Statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

        (b) (i) Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition and (ii) if reasonably requested by the Company, Investor shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144, as currently in existence, except in unusual circumstances.

        3.7 Legends. It is understood that the certificates evidencing the Series F Preferred Stock (and the Common Stock issuable upon conversion thereof) may bear one or all of the following legends:

        (a) "These securities have not been registered under the Securities Act of 1933. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or if reasonably requested by the Company an opinion of counsel reasonably satisfactory to the Company, that such registration is not required or unless sold pursuant to Rule 144 of such Act."

        (b) Any legend required by the laws of the State of California or other jurisdiction, including any legend required by the California Department of Corporations and sections 417 and 418 of the California Corporations Code.

        3.8 Accredited or Foreign Investor. Except as otherwise disclosed to the Company in writing, Investor either is (i) an accredited investor as defined in Rule 501(a) of Regulation D of the SEC under the Securities Act, or (ii) neither
(x) a national or resident of the United States, its territories, possessions or any area subject to its jurisdiction, nor (y) a corporation, partnership, trust or other entity created or organized in the United States, its territories, possessions or any area subject to its jurisdiction, nor (z) a corporation, partnership, trust or other entity, any of the equity owners of which is described in clause (x) or (y) above and agrees not to sell, hypothecate, pledge or otherwise dispose of any interest in the Securities in the United States, its territories, possessions or any area subject to its jurisdiction, or to any person who is a national thereof or resident therein (including any estate of such person), or any corporation, partnership or other entity created or organized therein, unless such securities have been either registered under the Securities Act, or are exempt from the registration requirements of the Securities Act, in the opinion of the Company's counsel, and Investor has complied with any restrictions on transfer contained in this Agreement.

        3.9 Confidentiality. Investor hereby represents, warrants and covenants that it shall maintain in confidence, and shall not use or disclose without the prior written consent of the Company, any information identified as confidential that is furnished to it by the Company in connection with this Agreement, including (without limitation) all financial statements, budget and other information delivered or provided to Investor pursuant to Section 8 hereof. This obligation of confidentiality shall not apply, however, to any information (a) in the public domain through no unauthorized act or failure to act by Investor,
(b) lawfully disclosed to Investor by a third party who possessed such information without any obligation of confidentiality or (c) known previously by Investor or lawfully developed by Investor independent of any disclosure by the Company. Investor further covenants that Investor shall return to the Company all tangible materials containing such information upon request by the Company.

        3.10 Removal of Legends; Further Covenants.

        (a) Any legend endorsed on a certificate pursuant to Section 3.7 hereof shall be removed (i) if the shares of the Series F Preferred Stock or Common Stock issued upon conversion thereof represented by such certificate shall have been effectively registered under the Securities Act or otherwise lawfully sold in a public transaction, (ii) if such shares may be transferred in compliance with Rule 144(k) promulgated under the Securities Act or (iii) if the holder of such shares shall have provided the Company with an opinion of counsel, in form and substance acceptable to the Company and its counsel and from attorneys reasonably acceptable to the Company and its counsel, stating that a public sale, transfer or assignment of such shares may be made without registration.

        (b) Any legend endorsed upon a certificate pursuant to Section 3.7 hereof shall be removed if the Company receives an order of the appropriate state authority authorizing such removal or if the holder of the Series F Preferred Stock or Common Stock issued upon conversion thereof provides the Company with an opinion of counsel, in form and substance acceptable to the Company and its counsel and from attorneys reasonably acceptable to the Company and its counsel, stating that such state legend may be removed.

        (c) Investor further covenants that Investor will not transfer the Series F Preferred Stock or any securities received in exchange therefor or on conversion thereof, in violation of the Securities Act, the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), or the rules of the SEC promulgated thereunder, including Rule 144 under the Securities Act. Further, Investor agrees that, prior to the closing of the Company's initial public offering, Investor will not transfer any of such securities in a public offering without the Company's prior consent, even if Investor is otherwise permitted to transfer them pursuant to Rule 144(k). Investor further agrees to require any transferee or assignee of any of Investor's shares of Series F Preferred Stock in a private transaction to agree in a writing to be delivered to the Company promptly following such transfer or assignment to be bound by lock-up provisions substantially as set forth in Section 7.15 of this Agreement.

        4. California Commissioner of Corporations.

        4.1 Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATIONS BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

        5. Conditions of Investors' Obligations at Closing. The obligations of each Investor under subsection 1.2 of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions:

        5.1 Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

        5.2 Performance. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

        5.3 Compliance Certificate. The President or a Vice President of the Company shall deliver to Investors at the Closing a certificate certifying that the conditions specified in

Sections 5.1 and 5.2 have been fulfilled and stating that there has been no material adverse change in the business, affairs, prospects, operations, properties, assets or condition of the Company since the date of the Agreement.

        5.4 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to each Investor, and each Investor shall have received all such counterpart original and certified or other copies of such documents as it may reasonably request.

        5.5 Board of Directors. The Board of Directors, effective upon the Closing, shall consist of five duly elected members: William D. Huse, James Bochnowski, Costa G. Sevastopoulos, John G. Morris and Peter Hilal.

        5.6 Opinion of Company Counsel. Investor shall have received from Pillsbury Madison & Sutro, counsel for the Company, an opinion, dated as of the Closing, in form and substance satisfactory to Investor, attached hereto as Exhibit B:

        The opinion of counsel for the Company under this Section 5.6 shall be subject to such matters as are set forth in the Schedule of Exceptions to this Agreement.

        5.7 Related Agreements. The Company shall have entered into an Amended and Restated Co-Sale Agreement, (the "Co-Sale Agreement") with each Investor or its affiliates, as the case may be, each dated as of even date herewith in form attached hereto as Exhibit C. The Company shall have entered into a Voting Agreement in the form attached hereto as Exhibit D.

        6. Conditions of the Company's Obligations at Closing. The obligations of the Company to each Investor under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions by each
Investor:

        6.1 Representations and Warranties. The representations and warranties of each Investor contained in Section 3 hereof shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

        6.2 Payment of Purchase Price. Each Investor shall have delivered the purchase price specified in Section 1.2.

        6.3 Co-Sale Agreement. Each Investor or its affiliates, as the case may be, shall have entered into the Co-Sale Agreement.

        7. Registration Rights. The Company covenants and agrees as follows:

        7.1 Definitions. For purposes of this Section 7:

        (a) The terms "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document;

        (b) The term "Registrable Securities" means (i) the Common Stock issuable or issued upon conversion of the Convertible Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock (ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such Preferred Stock or Common Stock, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which such person's registration rights are not assigned;

        (c) The number of shares of "Registrable Securities then outstanding" shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are exercisable or convertible into, Registrable Securities;

        (d) The term "Holder" means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with
Section 7.13 hereof; and

        (e) The term "Form S-3" means such form under the Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC in lieu of Form S-3 which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

        7.2 Request for Registration.

        (a) If the Company shall receive at any time after the earlier of (i) May 3, 2004 or (ii) one year after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a SEC Rule 145 transaction), a written request from the Holders of at least 50% of the Registrable Securities then outstanding (25% if such request is made following the closing of the offering referred to in subsection (ii) of this Section 7.2(a)) that the Company file a registration statement under the Securities Act covering the registration of at least 20% of the Registrable Securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $7,500,000), then the Company shall, within 10 days of the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations of subsection 7.2(b), file as soon as practicable, and in any event within 60 days of the receipt of such request, a registration statement under the Securities Act covering all Registrable Securities which the Holders request to be registered within 20 days of the mailing of such notice by the Company in accordance with
Section 9.6.

        (b) If the Holders initiating the registration request hereunder ("Initiating Holders") intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 7.2 and the Company shall include such information in the written notice referred to in subsection 7.2(a). In such event, the right of any Holder to include such Holder's Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 7.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders and consented to by the Company (which consent shall not be unreasonably withheld). Notwithstanding any other provision of this Section 7.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder.

        (c) The Company is obligated to effect only two such registrations pursuant to this Section 7.2; provided, however, that the Company shall not be obligated to effect a registration pursuant to this Section 7.2 if within the 12 months immediately preceding a request hereunder the Company has effected a demand registration under this Section 7.2. Notwithstanding the foregoing, should the holders of Series F Preferred Stock (or of Common Stock issuable upon conversion thereof) decline to participate in such demand registration, such holders shall be entitled to initiate one additional demand registration; provided such demand is made by the holders of at least 66-2/3% of the Series F Preferred Stock (or of Common Stock issuable upon conversion thereof).

        (d) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 7.2 a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than 120 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any 12-month period.

        7.3 Company Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan, or a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within 20 days after mailing of such notice by the Company in accordance with Section 9.6, the Company shall, subject to the provisions of

Section 7.8, cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered.

        7.4 Obligations of the Company. Whenever required under this Section 7 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

        (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to 120 days.

        (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

        (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

        (d) Use its reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

        (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

        (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

        (g) Furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 7, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 7, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

        7.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 7 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be required to effect the registration of the Registrable Securities.

        7.6 Expenses of Demand Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 7.2, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 7.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 7.2; provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 7.2.

        7.7 Expenses of Company Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section
7.3 for each Holder (which right may be assigned as provided in Section 7.13), including (without limitation) all registration, filing and qualification fees, printers' and accounting fees relating or apportionable thereto and the fees and disbursements of one counsel for the selling Holders selected by them, but excluding underwriting discounts and commissions relating to Registrable Securities.

        7.8 Underwriting Requirements. In connection with any offering involving an underwriting of shares being issued by the Company, the Company shall not be required under Section 7.3 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, and then only in such quantity as will not, in the opinion of the underwriters, jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters reasonably believe compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters believe will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders) but in no event shall (i) the amount of securities of the selling Holders included in the offering be reduced below 20% of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company's securities or an offering in which securities other than Common Stock of the Company are to be sold in which case the selling stockholders may be excluded if the underwriters make the determination described above and no other stockholder's securities are included or (ii) notwithstanding (i) above, any shares being sold by a stockholder exercising a demand registration right similar to that granted in Section 7.2 be excluded from such offering.

        7.9 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 7.

        7.10 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 7:


        (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will reimburse each such Holder, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 7.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, officer, director, underwriter or controlling person.

        (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities

Act, any underwriter and any other Holder selling securities in such registration statement or any of its directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, or underwriter or controlling person, or other such Holder or director, officer or controlling person may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or controlling person, other Holder, officer, director, or controlling person in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 7.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this subsection 7.10(b) exceed the gross proceeds from the offering received by such Holder.

        (c) Promptly after receipt by an indemnified party under this Section
7.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 7.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 7.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 7.10.

        (d) The obligations of the Company and Holders under this Section 7.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 7, and otherwise.

        7.11 Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

        (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after 90 days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

        (b) take such action, including the voluntary registration of its Common Stock under section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

        (c) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

        (d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

        7.12 Form S-3 Registration. In case the Company shall receive from any Holder or Holders a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

        (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

        (b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 7.12: (i) if Form S-3 is not available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters' discounts or commissions) of less than $2,000,000; (iii) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 Registration Statement for a period of not more than 120 days after receipt of the request of the Holder or Holders under this
Section 7.12; provided, however, that the Company shall not utilize this right more than once in any 12-month period; (iv) if the Company has, within the six-month period preceding the date of such request, already effected a registration on Form S-3 for the Holders pursuant to this Section 7.12 and other similar provisions granting rights to registration on Form S-3; (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; or (vi) if the Holders hold in the aggregate less than 1% of the outstanding shares of the Company's capital stock.

        (c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All expenses incurred in connection with a registration requested pursuant to Section 7.12, including (without limitation) all registration, filing, qualification, printer's and accounting fees and the reasonable fees and disbursements of counsel for the selling Holder or Holders and counsel for the Company, shall be borne pro rata by the Holder or Holders participating in the Form S-3 Registration; provided, however, that the Company shall bear and pay all such expenses, including (without limitation) all registration filing and qualification fees, printer's and accounting fees and the fees and disbursements of one counsel for the selling Holders, but excluding underwriting discounts and commission relative to the Registrable Securities, with respect to the first such registration pursuant to this Section 7.12. Registrations effected pursuant to this Section 7.12 shall not be counted as demands for registration effected pursuant to Section 7.2.

        7.13 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 7 may be assigned by
(i) a Holder to a transferee or assignee of at least 50,000 shares (adjusted to reflect stock dividends, stock splits or recapitalizations)of Registrable Securities, (ii) any Holder who transfers all of its shares of Registrable Securities or (iii) any Holder that is a partnership or limited liability company to a partner or member or retired partner or retired member of such partnership or amendment who after such assignment holds at least 7,500 shares (adjusted to reflect stock dividends, stock splits or recapitalizations) of Registrable Securities; provided, in each case, the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act.

        7.14 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 7.2 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such holder's securities will not reduce the amount of the Registrable Securities of the Holders which is included or (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in subsection 7.2(a) or within 120 days of the effective date of any registration effected pursuant to Section 7.2.

        7.15 "Market Stand-Off" Agreement. Each Holder hereby agrees that it shall not, to the extent requested by the Company and an underwriter of Common Stock (or other securities) of the Company, sell or otherwise transfer or dispose (other than to donees who agree to be similarly bound) of any Registrable Securities during a reasonable and customary period of time, as agreed to by the Company and the underwriters, not to exceed 180 days, following the effective date of a registration statement of the Company filed under the Securities Act; provided, however, that:

        (a) such agreement shall be applicable only to the first such registration statement of the Company which covers shares (or securities) to be sold on its behalf to the public in an underwritten offering; and

        (b) all officers and directors of the Company enter into similar agreements.

        In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such reasonable and customary period.

        7.16 Amendment of Registration Rights. Any provision of this Section 7 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities, and the Company.

        7.17 Termination of Registration Rights. The Company's obligations pursuant to this Section 7 shall terminate as to any Holder of Registrable Securities on the earlier of (i) when the Holder can sell all of such Holder's shares pursuant to Rule 144 under the Securities Act during any 90-day period or
(ii) on the fifth anniversary of the closing of the Company's sale of its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement on Form S-1 under the Securities Act which results in gross offering proceeds of at least $25,000,000, the public offering price of which was not less than $7.50 per share (adjusted to reflect stock dividends, stock splits or recapitalizations); provided, however, in no event shall such obligations terminate earlier than the first anniversary of the closing of the offering described in subsection (ii) of this Section 7.17.

        8. Covenants.

        8.1 Delivery of Financial Statements. The Company shall deliver to each Investor and each assignee of an Investor who acquires at least 50% of an Investor's shares of Series F Preferred Stock purchased hereunder:

        (a) as soon as practicable, but in any event within 90 days after the end of each fiscal year of the Company, a statement of operations for such fiscal year, a balance sheet of the Company as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles ("GAAP"), and audited and certified by independent public accountants of nationally recognized standing selected by the Company;

        (b) within 30 days of the end of each month, an unaudited statement of operations, statement of cash flows and balance sheet for and as of the end of such month, in reasonable detail; such monthly statements shall also contain the foregoing information on a year-to-date basis and shall also compare actual performance to budget;

        (c) within 60 days prior to the close of each fiscal year, a comprehensive operating budget for the next fiscal year forecasting the Company's revenues, expenses and cash position, prepared on a monthly basis, including balance sheets and sources and applications of funds statements for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company;

        (d) such other information relating to the financial condition, business, prospects or corporate affairs of the Company as Investor may from time to time reasonably request, provided, however, that the Company shall not be obligated to provide information which it deems in good faith to be proprietary; and

        (e) with respect to the financial statements called for in subsection
(a) of this Section 8.1, an instrument executed by the Treasurer or the President of the Company and certifying that such financials were prepared in accordance with internally consistent accounting methods consistently applied with prior practice for earlier periods and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment.

        8.2 Inspection. The Company shall permit each Investor, at Investor's expense, to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by Investor; provided, however, that the Company shall not be obligated pursuant to this
Section 8.2 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information.

        8.3 Termination of Covenants. The covenants set forth in Sections 8.1 and 8.2 hereof shall terminate and be of no further force or effect when the sale of securities pursuant to a registration statement filed by the Company under the Securities Act in connection with the firm commitment underwritten offering of its securities to the general public is consummated or when the Company first becomes subject to the periodic reporting requirements of section 13(a) or 15(d) of the Exchange Act, whichever event shall first occur; provided that the Company shall furnish, for five years following the termination of such covenants, to Investor copies of its reports on Forms 10-K and 10-Q within 10 days after filing with the SEC.

        8.4 Right of First Offer. Subject to the terms and conditions specified in this Section 8.4, the Company hereby grants to each Investor a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its partners and affiliates in such proportions as it deems appropriate.

        Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for, any class of its capital stock ("Shares"), the Company shall first make an offering of such Shares to Investor in accordance with the following provisions:

        (a) The Company shall deliver a notice by certified mail ("Notice") to Investor stating (I) its bona fide intention to offer or issue such Shares, (ii) the number of such Shares to be offered, and (iii) the price, if any, for which it proposes to offer such Shares.

        (b) Within 20 calendar days after receipt of the Notice, Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares which equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of the Series F Preferred Stock then held, by Investor bears to the total number of shares of outstanding Common Stock and Common Stock issuable upon conversion of the Preferred Stock then outstanding.

        (c) If all such Shares referred to in the Notice are not elected to be obtained as provided in subsection 8.4(b) hereof, the Company may, during the 60-day period following the expiration of the period provided in Section 8.4(b) hereof, offer the remaining unsubscribed Shares to any person or persons as a price not less than, and upon terms no more favorable to the offeree than those, specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within 60 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to Investor in accordance herewith.

        (d) The right of first offer granted in this Section 8.4 shall not be applicable (i) to the issuance or sale of shares of Common Stock (or options therefor) to employees, directors, consultants or advisors of the Company provided each such person executes an agreement relating to such issuance or sale, in substantially the form as approved by the Company's Board of Directors,
(ii) to the issuance of securities of the Company in connection with the acquisition by the Company of the stock or assets of a corporation, partnership or other entity, (iii) to the issuance and sale of the Company's securities to a corporation, partnership, educational institution or other entity in connection with a research and development partnership, licensing or other collaborative arrangement between the Company and such institution or entity, and (iv) to or after consummation of a bona fide, firmly underwritten public offering of shares of the Company's Common Stock registered under the Securities Act pursuant to a registration statement on form S-1, which results in gross proceeds to the Company of at least $25,000,000 at a price per share of at least $7.50 (adjusted for any stock splits, stock dividends or other recapitalizations).

        8.5 Designated Director. For so long as the Investors (or their affiliates) hold at least 20% of the shares of Series F Preferred Stock or the shares of Common Stock issued upon conversion of the shares of Series F Preferred Stock, the Company shall cause
(i) the nomination of Peter Hilal ( or a nominee of Peter Hilal, provided such nominee is approved by the Board of Directors) as a member of the Board of Directors of the Company and (ii) the nomination of Peter Hilal to any Audit and/or Compensation Committee of the Board of Directors of the Company. The Company shall pay Peter Hilal, as a director, (i) for all expenses incurred in connection performing his duties as a director and (ii) compensation equal to compensation of any other non-employee director, and the Company shall provide directors and officers liability insurance coverage for Peter Hilal, as a director, and shall otherwise exculpate and indemnify him, to the maximum extent of any non-employee director.

        8.6 Additional Directors. The Board of Directors shall increase the size of the board to seven duly elected members, provided the two additional directors would qualify as "independent" directors under the rules of the Nasdaq Stock Market, as approved by the SEC December 14, 1999.

        9. Miscellaneous.

        9.1 Survival of Warranties. The warranties, representations and covenants of the Company contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of Investor.

        9.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

        9.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California (irrespective of its choice of law principles).

        9.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        9.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

        9.6 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified (or upon the date of attempted delivery where delivery is refused) or, if sent by telecopier, telex, telegram, or other facsimile means, upon receipt of appropriate confirmation of receipt, or upon deposit with the United States Postal Service, by registered or certified mail, or next day air courier, with postage and fees prepaid and addressed to the party entitled to such notice at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by 10 days' advance written notice to the other parties to this Agreement.

        9.7 Finder's Fee. Each party represents that it neither is nor will be obligated for any finder's fee or commission in connection with this transaction. Each Investor agrees to indemnify and hold harmless the Company from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which such Investor or any of its officers, partners, employees or representatives is responsible.

        The Company agrees to indemnify and hold harmless each Investor from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

        9.8 Expenses. Irrespective of whether the Closing is effected, the Company shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or the Restated Certificate, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled. If the Closing is effected, the Company and each Investor shall each bear their respective fees and expenses associated with the transaction contemplated by this Agreement; provided however, that the Company shall reimburse Investors for up to [$40,000] in reasonable legal fees and expenses and up to an additional [$40,000] for fees and expenses incurred in performing intellectual property due diligence on the Company.

        9.9 Amendments and Waivers. Except as specified in Section 7.16, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Common Stock issued or issuable upon conversion of the Series F Preferred Stock. Notwithstanding anything to the contrary, the last sentence of Section 7.2(c) herein may only be amended by the consent of the holders of a majority of the shares of Series F Preferred Stock. Any waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities, and the Company; provided, however, that no condition set forth in Section 5 hereof may be waived with respect to Investor if Investor does not consent thereto.

        9.10 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

        9.11 Aggregation of Stock. All shares of Series F Preferred Stock held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

        9.12 Entire Agreement. This Agreement and the Related Agreements embody the entire agreement and understanding of the parties hereto and thereto in respect of the subject matter contained herein and therein and supersede all prior agreements and understandings between the parties with respect to such subject matter. No party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                       APPLIED MOLECULAR EVOLUTION, INC.

                                       By /s/ William D. Huse
                                         ------------------------------------
                                         Name:  William D. Huse
                                         Title: President and CEO

                                       Address: 3520 Dunhill Street
                                                San Diego, CA 92121


                       Investor signature pages to follow:

                                      INVESTORS:

                                       /s/ Keith Manchester
                                       ------------------------------------
                                                 Keith Manchester

                                       Address:
                                               ----------------------------

                                       ------------------------------------

                                       ------------------------------------

                                       BY: HILAL CAPITAL PARTNERS, LLC
                                                     AND
                                           HILAL CAPITAL MANAGEMENT, LLC

                                       /s/ Peter Hilal
                                       ------------------------------------
                                       BY:  Peter Hilal, Managing Member


                                       On behalf of the following INVESTORS:

                                       HILAL CAPITAL, L.P.

                                       HILAL CAPITAL QP, LP

                                       HILAL CAPITAL ASSOCIATES, LLC

                                       HILAL CAPITAL INTERNATIONAL LTD.

                                       HIGHBRIDGE INTERNATIONAL LLC



                      Investor signature pages to follow:

                                   SCHEDULE A

                             PART I - FIRST CLOSING

                                 MAY 3, 2000

                                LIST OF INVESTORS


                                        NUMBER OF SHARES
       NAME OF INVESTOR                    PURCHASED          PURCHASE PRICE
--------------------------------            -------            ------------
Hilal Capital, LP                          1,111,111           $4,999,999.50
Hilal Capital QP, LP
                                            -------            ------------
Hilal Capital International Ltd.
                                            -------            ------------
Highbridge International LLC
Hilal Capital Associates LLC
Keith Manchester                              22,222               99,999.00
                    TOTALS                 1,133,333           $5,099,998.50
                                           =========           =============

                            PART II - SECOND CLOSING

                                 JUNE 15, 2000

                                LIST OF INVESTORS



                                  NUMBER OF SHARES
     NAME OF INVESTOR                PURCHASED          PURCHASE PRICE
--------------------------            -------            -------------
Hilal Capital, LP                     1,111,111          $4,999,999.50
                                      -------            -------------
                    TOTALS            1,111,111          $4,999,999.50
                                      =======            =============

                                        31